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               SPELLING ENTERTAINMENT GROUP INC. AND SUBSIDIARIES
                                   EXHIBIT 11
     COMPUTATION OF NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       Year ended December 31,
                                               ---------------------------------------
                                                  1996            1995          1994
                                               ---------        -------        -------
Net Income:
Income from continuing operations
   applicable to common stock                     $4,075        $34,131        $19,430
Loss from discontinued operations               (255,200)       (17,610)         4,678
                                               ---------        -------        -------
Net income (loss) applicable to common stock   ($251,125)       $16,521        $24,108
                                               =========        =======        =======

Shares:
   Basic shares - weighted average of common
      shares outstanding                          90,369         88,458         74,377
   Additional shares assuming conversion
      of stock options and warrants                  929          1,726          1,354
                                               ---------        -------        -------

   Primary shares                                 91,298         90,184         75,731
   Additional shares assuming full dilution of
       stock options and warrants                      -            394            131
                                               ---------        -------        -------
   Fully-diluted shares                           91,298         90,578         75,862
                                               =========        =======        =======

Basic, primary, and fully-diluted net
    income (loss) per common and common
    equivalent share:
    Continuing operations                          $0.04          $0.39          $0.26
    Discontinued operations                        (2.82)         (0.20)          0.06
                                               ---------        -------        -------
Net income (loss) per common and common
    equivalent share                              ($2.78)         $0.19          $0.32
                                               =========        =======        =======
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